Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS

FOR THE SECOND QUARTER OF 2003

LOWELL, ARKANSAS, July 15, 2003 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2003 net earnings of $25.1 million, or diluted earnings per share of 62 cents, compared with 2002 second quarter earnings of $15.5 million, or 40 cents per diluted share.

Total operating revenue for the current quarter was $600 million, compared with $557 million during the second quarter of 2002.  During the second quarter of 2003, revenues of the Company’s Truck segment fell 2%, while the Intermodal segment revenue rose 14% over the comparable period of 2002.  Dedicated segment (DCS) revenue increased 12% during the current quarter.

“Earnings improved significantly in the quarter as the operating ratios in each of our three operating segments showed substantial improvement.  As we have been saying now for a couple of years, our Company has embraced the strategy of utilizing the three business segments as our basic service offering and achieving best-in-class customer service, safety and profitability as our overall goals.  Given the success over the past 9 quarters at improving the Truck operating ratio relative to the comparable period, the obvious attainment of a new level of profitability in our Intermodal operations, and the return to a more normalized profitability of our DCS group, we are extremely pleased with the progress at delivering the profitability improvement we had anticipated and remain confident in our ability to achieve meaningful earnings growth and shareholder returns going forward,” stated Kirk Thompson, President and Chief Executive Officer.  “While the improvement is gratifying, we are still short of our profitability goals of 90% or better operating ratios in each of the segments.  We will continue to press on toward those goals.”

The Truck operating ratio was 94.0% for the quarter, an 80 basis point improvement vs. the comparable period last year.  Revenue for the Truck segment declined to $208 million from $212 million as the truck fleet was reduced by approximately 300 units vs. the same quarter a year ago.  The improvement in the Truck business segment continues a trend of reaching the Company’s stated objective of returning to acceptable margins.  Net revenue (excluding fuel surcharges) per tractor per day improved to $541 or 1% over the second quarter of 2002, in spite of a decline in miles per tractor.  Contributing to the decline in miles was the continuing slowness of the economy, particularly after the Easter holiday.  Utilization of tractors, as measured by miles per truck per day, continued to be less than acceptable due to the lackluster economy.  However, rate yields continued to improve as the loaded rate per mile (excluding fuel surcharges) increased

5.1% relative to a year ago.  The end of June generated a spike in demand to the point that extra empty miles were incurred to provide needed capacity to some customers.  Thus, the combination of sagging post-Easter demand and the increase in empty miles driven to reposition equipment to provide service to customers near the end of the quarter drove empty miles up slightly to 10.0% vs. 9.1% for the second quarter a year ago (even though we are paid for empty miles by some customers to meet their repositioning requests, we continue to categorize those paid empty miles as empty in calculating the empty mile percentage).  The higher rates are a result of the Company’s yield management initiatives and price increases implemented to address the higher costs affecting the truckload industry.  One of the significant cost increases that has plagued the trucking industry in recent months has been the spike in insurance and claims costs.  Reflecting the significant risk associated with operating a large fleet of trucks on America’s congested highways, our Truck segment incurred a 59% increase in insurance and claims cost, or approximately 150 basis points on the operating ratio, during the quarter relative to a year ago.  Contributing to the higher costs was an increase in insurance premiums and a number of costly accidents in April.  May and June were, on the other hand, exceptionally good months from a safety perspective.  We continue to put safe operations at the top of our priorities.  While the improvement in profitability is noteworthy, the Company believes there is potential for further improvement.  Better returns in the Truck segment are a prerequisite for re-investment in the truckload business.  The Company has no plans to add capacity in the Truck segment until satisfactory margins are achieved.  The average number of trucks was 5,610 for the second quarter of 2003 and 5,902 for the second quarter of 2002.

In the Intermodal segment, the operating ratio was 90.3% for the second quarter of 2003, a 400 basis point improvement over the same quarter a year ago.  Intermodal revenue rose to $226 million from $198 million in the second quarter of 2002.  Significant cost reductions in the area of both tractor and container maintenance contributed to the improved margin.  These cost reductions, along with an improvement in utilization of the assets, are a direct result of the replacement of 1/3 of the container fleet in 2002 and a significant continuing investment in new tractors and containers in 2003.  The combined capital outlay for the conversion of the container fleet to 100% 53-foot containers and the replacement of a substantial part of the dray fleet was approximately $162 million over the two-year period.  Dray costs per load, the pick-up and delivery portion of the intermodal move, were down 3% in the second quarter of 2003 vs. a year ago, positively impacting profitability.   As in the Truck segment, yield management activity in Intermodal resulted in a more profitable freight mix by successfully de-emphasizing less profitable lanes.  Utilization of company containers as measured in turns per month reached record levels during the quarter and improved 3% vs. a year ago.  Intermodal demand was strong throughout the quarter.  Intermodal revenue per loaded mile (excluding fuel surcharge) was up 0.7% when compared with the same period in 2002.

The operating ratio for the DCS segment was the best in the last 12 quarters at 92.9% for the current quarter, a 260 basis point improvement over the same period a year ago.  Revenue per tractor per day increased 7.8%.  While the truck fleet increased only 3%, DCS segment revenue rose 12%, to $169 million in 2003, from $151 million in 2002 and operating income was a record $12 million in the current quarter.  Improved profits were driven by better asset utilization, improved productivity and pricing, expense controls and lower startup costs associated with new business vs. a year ago.  DCS focus on asset utilization continued as idle capacity declined 66% year-over-year, loaded miles per load increased by 11%, backhaul volume increased by 5% and empty mile percent declined by 147 basis points.  Also benefiting productivity was an increase in revenue per backhaul load of 4%.  Expense controls continue to be a key initiative for DCS. A decrease in administrative headcount by 5.5% resulted in leverage as evidenced by a 16% improvement in the revenue per non-driver employee.  Likewise, driver pay as a percent of net revenue (excluding fuel surcharge) declined by 189 basis points year over year.  Maintenance costs declined 99 basis points largely due to a 16% reduction in age of tractor fleet.  These cost savings were partially offset by increased insurance and claims expense.  The average number of trucks was 4,519 for the second quarter of 2003 vs. 4,404 for the second quarter of 2002.  DCS is focused on strategic asset deployment in areas where utilization and productivity are maximized as well as cost control which will continue to play a key role in consistent operating margin improvement.

This report contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2002.  We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties on our web site: www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30
	2003		2002
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$599,866	100.0%	$557,328	100.0%

Operating expenses
Salaries, wages and employee benefits	195,551	32.6%	202,833	36.4%
Rents and purchased transportation	194,017	32.3%	169,591	30.4%
Fuel and fuel taxes	54,291	9.1%	50,982	9.1%
Depreciation and amortization	37,273	6.2%	35,920	6.4%
Operating supplies and expenses	30,014	5.0%	33,299	6.0%
Insurance and claims	17,746	3.0%	13,704	2.5%
Operating taxes and licenses	8,143	1.4%	8,339	1.5%
General and administrative expenses, net of gains	10,389	1.7%	8,153	1.5%
Communication and utilities	6,004	1.0%	5,998	1.1%
Total operating expenses	553,426	92.3%	528,819	94.9%
Operating income	46,440	7.7%	28,509	5.1%
Interest expense	(5,279)	(0.9)%	(6,913)	(1.2)%
Equity in earnings (loss) of associated companies	(154)	(0.0)%	(830)	(0.2)%
Earnings before income taxes	41,007	6.8%	20,766	3.7%
Income taxes	15,878	2.6%	5,287	0.9%
Net earnings	$25,129	4.2%	$15,479	2.8%
Average basic shares outstanding	39,513		37,107
Basic earnings per share	$0.64		$0.42
Average diluted shares outstanding	40,657		38,302
Diluted earnings per share	$0.62		$0.40

	Six Months Ended June 30
	2003		2002
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues	$1,171,079	100.0%	$1,067,549	100.0%

Operating expenses
Salaries, wages and employee benefits	386,637	33.0%	398,528	37.3%
Rents and purchased transportation	378,098	32.3%	325,645	30.5%
Fuel and fuel taxes	119,692	10.2%	97,962	9.2%
Depreciation and amortization	74,809	6.4%	71,904	6.8%
Operating supplies and expenses	59,729	5.1%	65,146	6.1%
Insurance and claims	35,191	3.0%	24,664	2.3%
Operating taxes and licenses	16,402	1.4%	16,327	1.5%
General and administrative expenses, net of gains	18,212	1.6%	12,965	1.2%
Communication and utilities	12,007	1.0%	12,269	1.2%
Total operating expenses	1,100,779	94.0%	1,025,409	96.1%
Operating income	70,299	6.0%	42,140	3.9%
Interest expense	(10,687)	(0.9)%	(13,749)	(1.3)%
Equity in earnings (loss) of associated companies	(577)	(0.1)%	(1,280)	(0.1)%
Earnings before income taxes	59,036	5.0%	27,111	2.5%
Income taxes	22,729	1.9%	6,778	0.6%
Net earnings	$36,307	3.1%	$20,333	1.9%
Average basic shares outstanding	39,427		36,688
Basic earnings per share	$0.92		$0.55
Average diluted shares outstanding	40,473		37,788
Diluted earnings per share	$0.90		$0.54

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended June 30
	2003	2002

Gross revenue
Truck	$207,913	$211,858
Intermodal	226,366	198,241
Dedicated	169,261	151,325
Logistics	—	(1)
Subtotal	603,540	561,423
Intersegment eliminations	(3,674)	(4,095)
Consolidated revenue	$599,866	$557,328

Operating income (loss)
Truck	$12,386	$10,925
Intermodal	21,931	11,286
Dedicated	12,088	6,744
Logistics and other (1)	35	(446)
Operating income	$46,440	$28,509

	Six Months Ended June 30
	2003	2002

Gross revenue
Truck	$407,425	$399,587
Intermodal	440,948	383,713
Dedicated	330,847	294,194
Logistics	(1)	(2)
Subtotal	1,179,219	1,077,492
Intersegment eliminations	(8,140)	(9,943)
Consolidated revenue	$1,171,079	$1,067,549

Operating income (loss)
Truck	$13,691	$8,735
Intermodal	40,780	21,795
Dedicated	15,829	12,065
Logistics and other (1)	(1)	(455)
Operating income	$70,299	$42,140

(1) Includes unallocated corporate support and insurance expenses.

Operating Statistics by Segment

(unaudited)

	Three Months Ended June 30
	2003	2002

Truck
Operating ratio	94.0%	94.8%
Loads	241,510	259,380
Net revenue (excl. fuel surcharge) per tractor per week	$2,703	$2,675
Length of haul	531	544
RPLM (excl.fsc)	$1.490	$1.418
Loaded miles (000)	130,028	142,052
Total miles (000)	144,399	156,318
Empty miles %	10.0%	9.1%
Average tractors during the period	5,610	5,902
Tractors (end of period)
Company owned	4,745	5,238
Independent contractor	845	524
Total tractors	5,590	5,762
Trailers (end of period)	19,926	20,831
Average effective trailing equipment usage	14,932	16,013

Intermodal
Operating ratio	90.3%	94.3%
Loads	128,127	118,675
Net change in revenue per loaded mile (excl. fsc)	0.7%	0.5%
Revenue per load (excl. fsc)	1,700	1,649
Tractors (end of period)	936	918
Containers (end of period)	19,770	19,024
Average effective trailing equipment usage	19,347	18,135

Dedicated
Operating ratio	92.9%	95.5%
Loads	348,516	345,661
Net revenue (excl. fuel surcharge) per tractor per week	$2,862	$2,654
Average tractors during the period	4,519	4,404
Tractors (end of period)	4,474	4,550
Trailers (end of period)	6,348	4,776
Average effective trailing equipment usage	11,553	10,257

	Six Months Ended June 30
	2003	2002

Truck
Operating ratio	96.6%	97.8%
Loads	469,890	488,677
Net revenue (excl. fuel surcharge) per tractor per week	$2,650	$2,578
Length of haul	539	551
RPLM (excl fsc)	$1.470	$1.406
Loaded miles (000)	256,977	271,476
Total miles (000)	284,673	300,324
Empty miles %	9.7%	9.6%
Average tractors during the period	5,603	5,891
Tractors (end of period)
Company owned	4,745	5,238
Independent contractor	845	524
Total tractors	5,590	5,762
Trailers (end of period)	19,926	20,831
Average effective trailing equipment usage	14,925	15,709

Intermodal
Operating ratio	90.8%	94.3%
Loads	248,982	229,445
Net change in revenue per loaded mile (excl. fsc)	0.9%	1.0%
Revenue per load (excl. fsc)	1,703	1,657
Tractors (end of period)	936	918
Containers (end of period)	19,770	19,024
Average effective trailing equipment usage	19,289	18,036

Dedicated
Operating ratio	95.2%	95.9%
Loads	669,804	663,156
Net revenue (excl. fuel surcharge) per tractor per week	$2,749	$2,616
Average tractors during the period	4,599	4,411
Tractors (end of period)	4,474	4,550
Trailers (end of period)	6,348	4,776
Average effective trailing equipment usage	11,467	10,631

Selected Balance Sheet Data

(dollars in thousands)

(unaudited)

	June 30, 2003	December 31, 2002	June 30, 2002

Current assets	$454,667	$433,181	$406,808

Total assets	1,337,501	1,318,728	1,289,907

Current liabilities	296,695	325,329	230,853

Total debt and capitalized leases	323,004	343,115	368,330

Stockholders’ equity	632,281	590,487	556,736